Exhibit 21.1

Subsidiaries of OppFi Inc.

The following is a list of OppFi Inc. subsidiaries as of December 31, 2025:

Subsidiary	Jurisdiction of Incorporation
Opportunity Financial, LLC	Delaware
Opportunity Funding SPE II, LLC	Delaware
Opportunity Funding SPE III, LLC	Delaware
Opportunity Funding SPE IV, LLC	Delaware
Opportunity Funding SPE V, LLC	Delaware
Opportunity Funding SPE VI, LLC	Delaware
Opportunity Funding SPE VII, LLC	Delaware
Opportunity Funding SPE VIII, LLC	Delaware
Opportunity Funding SPE IX, LLC	Delaware
OppWin BPI, LLC	Delaware
OppWin, LLC	Delaware
Opportunity Manager, LLC	Delaware
Opportunity Financial Card Company, LLC	Delaware
OppWin Card, LLC	Delaware
SalaryTap, LLC	Delaware
OppWin SalaryTap, LLC	Delaware
SalaryTap Funding SPE, LLC	Delaware
Opportunity Financial SMB Holdings, LLC	Delaware
Opportunity Financial SMB, LLC	Delaware
Opportunity Financial BSP Holdings, LLC	Delaware
OppWin BPI FW, LLC	Delaware
OppWin TRS, LLC	Delaware
SPE IX Holdco, LLC	Delaware